Exhibit 21
List of Subsidiaries

The following is a list of the subsidiaries of FB Financial Corporation including the name of each subsidiary and its jurisdiction of incorporation:

Name	Jurisdiction Where Organized

FirstBank	Tennessee

FirstBank Insurance, Inc.(1)	Tennessee

FirstBank Investments of Tennessee, Inc.(1)	Tennessee

FirstBank Investments of Nevada, Inc.(1)	Nevada

FirstBank Preferred Capital, Inc.(1)	Nevada

Investors Title Company(1)	Tennessee

FBK Aviation, LLC(1)	Tennessee

First South Bancorp Statutory Trust I	Connecticut

First South Bancorp Statutory Trust II	Connecticut

(1) Subsidiary of FirstBank